Exhibit 99.1
NEWS RELEASE
For Immediate Release
TUFCO TECHNOLOGIES, INC. ANNOUNCES INCREASE AND EXTENSION IN
STOCK REPURCHASE PROGRAM
GREEN BAY, WI (January 22, 2009)—Tufco Technologies, Inc. (NASDAQ: TFCO), a leader in providing diversified contract wet and dry wipes converting and printing, as well as wide web flexographic specialty printing services and business imaging products, today announced that its Board of Directors has approved an extension of its February 2008 stock repurchase program through September 2009 and an increase in the number of shares from 200,000 to 300,000. The program calls for open market stock repurchases at prevailing market prices. The Board concluded that the Company’s cash and debt position would enable these purchases without impairment to the Company’s capital.
Tufco, headquartered in Green Bay, Wisconsin, has manufacturing operations in Wisconsin and North Carolina.
Information about the results reported herein, or copies of the Company’s Quarterly Reports, may be obtained by calling the contact person listed below.

This press release, including the discussion of the Company’s fiscal 2009 results in comparison to fiscal 2008 contains forward-looking statements regarding current expectations, risks and uncertainties for future periods. The actual results could differ materially from those discussed herein due to a variety of factors such as changes in customer demand for its products, cancellation of production agreements by significant customers including two Contract Manufacturing customers it depends upon for a significant portion of its business, its ability to renew its production agreements with one of these customers, the effects of the economy in general including the recent economic decline, material increases in the cost of base paper stock, competition in the Company’s product areas, an inability of management to successfully reduce operating expenses including labor and waste costs in relation to net sales, the Company’s ability to increase sales and earnings as a result of new projects, the Company’s ability to successfully install new equipment on a timely basis, the Company’s ability to produce new products, the Company’s ability to continue to improve profitability, the Company’s ability to successfully attract new customers through its sales initiatives and the Company’s ability to improve the run rates for its products. Therefore, the financial data for the periods presented may not be indicative of the Company’s future financial condition or results of operations. The Company assumes no responsibility to update the forward-looking statements contained in this press release.

Contact:	Michael B. Wheeler, VP and CFO
Tufco Technologies, Inc.
P. O. Box 23500
Green Bay, WI 54305-3500
(920) 336-0054
(920) 336-9041 (Fax)